Exhibit 99.1

News Release

Sunoco, Inc.

1818 Market Street

Philadelphia, PA 19103-7583

For further information contact

Thomas Golembeski (media) 215-977-6298

Clare McGrory (investors) 215-977-6764

SUNOCO TO SELL PHENOL MANUFACTURING FACILITY TO HONEYWELL

Philadelphia, May 18, 2011 – Sunoco, Inc. (NYSE: SUN) announced today that it has reached a definitive agreement to sell its one billion pounds per year phenol and acetone manufacturing facility in Philadelphia, Pa. to Honeywell. Sunoco will sell the facility and the estimated value of the product inventory attributable to the facility for a combined purchase price of approximately $85 million. The product inventory will be valued at market prices at closing. The company is expected to incur pretax charges, which are primarily non-cash, of approximately $125-$150 million related to the sale primarily in the second quarter of 2011.

The transaction is subject to regulatory approval and customary closing conditions and is expected to be completed in the third quarter of 2011.

“The sale of Sunoco’s Frankford phenol manufacturing facility is another step in our efforts to unlock value for shareholders by divesting certain non-core assets and focusing on our retail and logistics businesses. These businesses are generating significant value today and represent strong opportunities for future growth,” said Lynn L. Elsenhans, Sunoco’s Chairman and Chief Executive Officer. “We are grateful to the talented and dedicated employees at Frankford for their years of service to Sunoco.”

Sunoco is a leading transportation fuel provider with operations located primarily in the East Coast and Midwest regions of the United States. The company sells transportation fuels through more than 4,900 branded retail locations in 23 states. APlus convenience stores are operated by the company or independent dealers in more than 600 retail locations. The retail network in the Northeast is principally supplied by Sunoco-owned refineries with a combined crude oil processing capacity of 505,000 barrels per day. Sunoco is also the General Partner and has a 31-percent interest in Sunoco Logistics Partners, L.P., a publicly traded master limited partnership which owns and operates 7,600 miles of refined product and crude oil pipelines and approximately 40 active product terminals. Through SunCoke Energy, Sunoco makes high-quality metallurgical-grade coke for major steel manufacturers. The company’s facilities in the U.S. have the capacity to manufacture approximately 3.7 million tons of metallurgical-grade coke annually. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year coke-making facility in Vitória, Brazil.

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